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                                                                   EXHIBIT 23(C)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 33-54049) of CoreStates Financial Corp and CoreStates Capital Corp of our report, which includes an explanatory paragraph related to a change in the method of accounting for investments in 1993, dated January 19, 1994, on our audit of the consolidated financial statements of Independence Bancorp, Inc. as of December 31, 1993 and for the year ended December 31, 1993 included in Form 8-K of CoreStates Financial Corp dated June 8, 1994. We also consent to the reference to our Firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania

September 12, 1994